Silk Road Medical Strengthens Leadership Team

SUNNYVALE, Calif. – September 21, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today announced that it is strengthening its leadership team with two appointments. William Whealon, Ph.D. has joined the company as Executive Vice President of Research and Development, effective immediately. Silk Road Medical has also named Lucas Buchanan, the company’s current Chief Financial Officer, to also serve as its Chief Operating Officer, effective October 1, 2020.

“We are excited to welcome Bill to Silk Road Medical as we further strengthen our leadership team. His proven track record for building and leading effective and innovative R&D groups and his passion for identifying solutions to solve unmet clinical needs will be instrumental in our continued efforts to achieve durable growth,” said Erica Rogers, President and Chief Executive Officer of Silk Road Medical.

Dr. Whealon brings over two decades of scientific and development leadership to Silk Road Medical, where he is responsible for advancing pipeline programs and expanding the company’s intellectual property portfolio. Prior to joining Silk Road Medical, Dr. Whealon served as Vice President of Research and Development for the Peripheral Vascular business at Medtronic where he was responsible for product development across three worldwide sites. Dr. Whealon received a B.S. degree in Metallugical Engineering and a Ph.D. in Materials Science and Engineering from the University of Wisconsin Madison.

“Silk Road Medical has a unique opportunity to improve patient outcomes and create significant value for healthcare stakeholders by leveraging its intellectual property portfolio and culture of innovation. I am looking forward to leading the R&D team as we further capitalize on the potential of transcarotid technologies and therapies,” said William Whealon, Ph.D., Vice President of Research and Development at Silk Road Medical.

Mr. Buchanan, in his expanded role, will assume additional responsibility and leadership over key operations and administrative functions for the company, including strategic initiatives, operations, manufacturing and supply chain management.

Ms. Rogers continued, “Lucas’ deep knowledge of our business and strong leadership skills make him the ideal COO for Silk Road Medical as we continue to focus on operational excellence while we scale our business and pursue several strategic initiatives.”

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Investors:	Media:
Lynn Lewis or Caroline Paul	Michael Fanucchi
Gilmartin Group	Silk Road Medical
investors@silkroadmed.com	mfanucchi@silkroadmed.com